Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

FIRST QUARTER EARNINGS

MIAMI (March 23, 2010) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reported net income of $175 million, or $0.22 diluted EPS, on revenues of $3.1 billion for its first quarter ended February 28, 2010. Net income for the first quarter of 2009 was $260 million, or $0.33 diluted EPS, on revenues of $2.9 billion.

Carnival Corporation & plc Chairman and CEO Micky Arison indicated that operating results in the first quarter 2010 were better than the company’s December guidance due to a combination of better than expected net revenue yields and lower than expected unit costs. The first quarter included a $0.05 gain from the sale of P&O Cruises’ Artemis, as previously announced.

Commenting on the first quarter, Arison said, “We were very encouraged by our results as pricing continued to rebound off last year’s lows and we returned to top line revenue growth after a challenging 2009. During the quarter, the booking environment continued to improve for our North American brands and we achieved stronger than expected pricing on close in bookings. In addition, we continue to realize significant cost savings worldwide, though the strength of our performance was masked by rising fuel prices.” Higher fuel prices reduced earnings in the first quarter by $0.22 per share as compared to the prior year.

Key metrics for the first quarter of 2010 compared to the prior year were as follows:

•

On a constant dollar basis net revenue yields (net revenue per available lower berth day) decreased 2.3 percent for Q1 2010, which was better than our December guidance of down 3 to 4 percent. Net revenue yields in current dollars increased 1.0 percent due to favorable currency exchange rates. Gross revenue yields decreased 1.3 percent in current dollars driven by lower air transportation revenue.

•

Excluding fuel and the gain on the sale of Artemis, net cruise cost per available lower berth day (“ALBD”) declined 4.5 percent in constant dollars, which was better than our December guidance of down 2 to 3 percent.

•

Including fuel and the gain on the ship sale, net cruise costs per ALBD increased 3.5 percent on a constant dollar basis (increased 6.2 percent in current dollars). Gross cruise costs per ALBD increased 1.7 percent in current dollars.

•	Fuel price increased 80 percent to $497 per metric ton for Q1 2010 from $276 per metric ton in Q1 2009 and was higher than the December guidance of $474 per metric ton.

During the first quarter the company announced that the Board of Directors voted to resume its quarterly dividend at $0.10 per share, signifying its confidence in the earnings power of our global cruise brands despite the current economic environment. A further demonstration of our confidence in the business was the company’s recent announcement of a memorandum of agreement with Italian shipbuilder Fincantieri for the construction of two 3,600-passenger ships for Princess Cruises. The 139,000-ton ships would be the largest in the Princess fleet and would enter service in 2013 and 2014. Also during the quarter, the company successfully introduced two new ships, AIDAblu and Costa Deliziosa, for its growing European brands.

2010 Outlook

Since the start of the calendar year, booking volumes for the remaining three quarters are running ahead of the prior year with prices significantly higher than last year’s discounted levels. At this time, cumulative advance bookings for the remainder of the year are in line with last year at higher prices.

Arison noted, “We have enjoyed a very robust wave season, setting booking records during the quarter. Wave season bookings were fueled by attractive pricing in the marketplace and pent-up demand from those who postponed vacations last year. As a result, pricing continues to increase, particularly for the peak summer season. Having achieved significantly higher pricing, we expect revenue yields for the remaining three quarters of the year to increase approximately 3 to 4 percent (in constant dollars) compared to last year. Vacationers should take advantage of the current low rates now as prices are going up.”

The company expects full year net revenue yields, on a constant dollar basis, to increase 2 to 3 percent compared to flat to up 1 percent in its December guidance. Since the December guidance, forecasted constant dollar revenues have increased approximately $170 million. The company expects net revenue yields on a current dollar basis to increase 2 to 3 percent for the full year 2010 compared to 2009.

The company now expects net cruise costs excluding fuel per ALBD for the full year 2010 to be down approximately 2 to 3 percent on a constant dollar basis compared to down 1 to 2 percent in its December guidance.

However, since the December guidance, fuel prices have increased. Based on current spot prices for fuel, fuel costs are now expected to increase $483 million for the full year compared to 2009, costing an additional $0.60 per share. Since the December guidance, fuel costs are expected to reduce earnings by $117 million. In addition, strengthening of the U.S. dollar since the December guidance is expected to reduce earnings by approximately $85 million.

Taking all the above factors into consideration, the company now forecasts full year 2010 fully diluted earnings per share to be in the range of $2.25 to $2.35, compared to its December guidance range of $2.10 to $2.30.

Second Quarter 2010

Second quarter constant dollar net revenue yields are expected to increase in the 1 to 2 percent range (2.5 to 3.5 percent on a current dollar basis) compared to the prior year. Net cruise costs excluding fuel per ALBD for the second quarter are expected to be approximately 3.5 to 4.5 percent lower on a constant dollar basis. However, fuel costs for the second quarter are expected to increase $176 million compared to the prior year, costing an additional $0.22 per share.

Based on current fuel prices and currency exchange rates, the company expects earnings for the second quarter of 2010 to be in the range of $0.26 to $0.30 per share, down from $0.33 per share in 2009.

During the second quarter two new ships will debut in Europe-P&O Cruises’ 3,100-passenger Azura, and The Yachts of Seabourn’s 450-passenger Seabourn Sojourn, furthering the company’s strategy to expand its global presence.

Selected Key Forecast Metrics

	Full Year 2010		Second Quarter 2010
	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Change in:
Net revenue yields	2.0 to 3.0%	2.0 to 3.0%	2.5 to 3.5%	1.0 to 2.0%
Net cruise cost per ALBD	3.5 to 4.5%	3.5 to 4.5%	7.0 to 8.0%	5.0 to 6.0%

	Full Year 2010	Second Quarter 2010

Fuel price per metric ton	$507	$511
Fuel consumption (metric tons in thousands)	3,360	850
Currency
Euro	$1.38 to €1	$1.38 to €1
Sterling	$1.54 to £1	$1.52 to £1

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (2:00 p.m. GMT) today to discuss its 2010 first quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, The Yachts of Seabourn, AIDA Cruises, Costa Cruises, Cunard Line, Ibero Cruises, Ocean Village, P&O Cruises and P&O Cruises Australia.

Together, these brands operate 95 ships totaling more than 185,000 lower berths with 11 new ships scheduled to be delivered between March 2010 and May 2012. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this earnings release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate” and similar expressions of future intent or the negative of such terms. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact, among other things, the forecasting of Carnival Corporation and plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, fuel expenses, costs per available lower berth day, estimates of ship depreciable lives and residual values, liquidity, goodwill and trademark fair values and outlook. These factors include, but are not limited to, the following: general economic and business conditions, including fuel price increases, high unemployment rates, and declines in the securities, real estate and other markets, and perceptions of these conditions, may adversely impact the levels of Carnival Corporation & plc’s potential vacationers’ discretionary income and net worth and this group’s confidence in their country’s economy; fluctuations in foreign currency exchange rates, particularly the movement of the U.S. dollar against the euro, sterling and the Australian and Canadian dollars; the international political climate, armed conflicts, terrorist and pirate attacks and threats thereof, and other world events affecting the safety and security of travel; competition from and overcapacity in both the cruise ship and land-based vacation industries; lack of acceptance of new itineraries, products and services by Carnival Corporation & plc’s guests; changing consumer preferences; Carnival Corporation & plc’s ability to attract and retain qualified shipboard crew and maintain good relations with employee unions; accidents, the spread of contagious diseases and threats thereof, adverse weather conditions or natural disasters, such as hurricanes and earthquakes, and other incidents (including, but not limited to, ship fires and machinery and equipment failures or improper operation thereof), which could cause, among other things, individual or multiple port closures, injury, death, damage to property and equipment, oil spills, alteration of cruise itineraries or cancellation of a cruise or series of cruises or tours; adverse publicity concerning the cruise industry in general, or Carnival Corporation & plc in particular, including any adverse impact that cruising may have on the marine environment; changes in and compliance with laws and regulations relating to the protection of disabled persons, employment, environmental, health, safety, security, tax and other regulatory regimes under which Carnival Corporation & plc operate; increases in global fuel demand and pricing, fuel supply disruptions and/or other events impacting on Carnival Corporation & plc fuel and other expenses, liquidity and credit ratings; increases in Carnival Corporation plc’s future fuel expenses from implementing approved International Maritime Organization regulations, which require the use of higher priced low sulfur fuels in certain cruising areas, including the proposed establishment of a U.S. and Canadian Emissions Control Area (“ECA”), which will, if established, change the specification and increase the price of fuel that ships will be required to use within this ECA; changes in financing and operating costs, including changes in interest rates and food, insurance, payroll and security costs; the ability of Carnival Corporation & plc to implement its shipbuilding programs and ship maintenance, repairs and refurbishments, including ordering additional ships for its cruise brands from shipyards, on terms that are favorable or consistent with Carnival Corporation & plc’s expectations; the continued strength of Carnival Corporation & plc’s cruise brands and its ability to implement its brand strategies; additional risks associated with Carnival Corporation & plc’s international operations not generally applicable to its U.S. operations; the pace of development in geographic regions in which Carnival Corporation & plc tries to expand its business; whether Carnival Corporation & plc’s future operating cash flow will be sufficient to fund future obligations and whether it will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with its expectations; Carnival Corporation & plc counterparties’ ability to perform; continuing financial viability of Carnival Corporation & plc’s travel agent distribution system, air service providers and other key vendors and reductions in the availability of and increases in the pricing for the services and products provided by these vendors; Carnival Corporation & plc’s decisions to self-insure against various risks or its inability to obtain insurance for certain risks at reasonable rates; disruptions and other damages to Carnival Corporation & plc’s information technology networks and operations; lack of continuing availability of attractive, convenient and safe port destinations; and risks associated with the dual listed company structure. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Carnival Corporation & plc	Carnival Corporation & plc
Tim Gallagher	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended February 28,
	2010		2009
	(in millions, except per share data)

Revenues
Cruise
Passenger tickets	$2,358		$2,219
Onboard and other	729	(a)	634
Other	8		11

	3,095		2,864

Costs and Expenses
Operating
Cruise
Commissions, transportation and other	498		514
Onboard and other	113		104
Payroll and related	391		352
Fuel	397		208
Food	212		198
Other ship operating	474	(b)	458
Other	14		16

Total	2,099		1,850
Selling and administrative	396		392
Depreciation and amortization	345		311

	2,840		2,553

Operating Income	255		311

Nonoperating (Expense) Income
Interest income	4		4
Interest expense, net of capitalized interest	(96)		(96)
Other (expense) income, net	(3)		19	(d)

	(95)		(73)

Income Before Income Taxes	160		238

Income Tax Benefit, Net	15	(c)	22	(e)

Net Income	$175		$260

Earnings Per Share
Basic	$0.22		$0.33

Diluted	$0.22		$0.33

Dividends Declared Per Share	$0.10

Weighted-Average Shares Outstanding – Basic	787		787

Weighted-Average Shares Outstanding – Diluted	805		803

(a)	Includes $19 million from minimum guarantees and a litigation settlement.
(b)	Includes a $44 million gain recognized from the 2009 sale of P&O Cruises’ Artemis.
(c)	Includes an $18 million Italian investment incentive income tax benefit.
(d)	Includes a $15 million gain from the unwinding of a lease out and lease back type transaction.
(e)	Includes a $17 million gain from the reversal of uncertain income tax position liabilities, which were no longer required.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

	February 28, 2010	November 30, 2009
	(in millions, except par values)

ASSETS
Current Assets
Cash and cash equivalents	$753	$538
Trade and other receivables, net	392	362
Inventories	321	320
Prepaid expenses and other	279	298

Total current assets	1,745	1,518

Property and Equipment, Net	29,702	29,870

Goodwill	3,326	3,451

Trademarks	1,316	1,346

Other Assets	643	650

	$36,732	$36,835

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$927	$135
Current portion of long-term debt	785	815
Accounts payable	528	568
Accrued liabilities and other	912	874
Customer deposits	2,515	2,575

Total current liabilities	5,667	4,967

Long-Term Debt	8,933	9,097

Other Long-Term Liabilities and Deferred Income	713	732

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 645 shares at 2010 and 644 shares at 2009 issued	6	6
Ordinary shares of Carnival plc, $1.66 par value; 214 shares at 2010 and 213 shares at 2009 issued	355	354
Additional paid-in capital	7,967	7,920
Retained earnings	15,657	15,561
Accumulated other comprehensive (loss) income	(273)	462
Treasury stock, 26 shares at 2010 and 24 shares at 2009 of Carnival Corporation and 44 shares at 2010 and 46 shares at 2009 of Carnival plc, at cost	(2,293)	(2,264)

Total shareholders’ equity	21,419	22,039

	$36,732	$36,835

CARNIVAL CORPORATION & PLC

SELECTED INFORMATION

	Three Months Ended February 28,
	2010	2009
	(in millions, except statistical information)

STATISTICAL INFORMATION
Passengers carried (in thousands)	2,049	1,869
Occupancy percentage	103.5%	103.9%
Fuel consumption (metric tons in thousands)	800	752
Fuel cost per metric ton (a)	$497	$276
Currencies
U.S. dollar to €1	$1.42	$1.32
U.S. dollar to £1	$1.60	$1.46

CASH FLOW INFORMATION
Cash from operations	$396	$305
Capital expenditures	$1,169	$306
Dividends paid		$314

SEGMENT INFORMATION
Revenues
Cruise	$3,087	$2,853
Other	10	13
Intersegment elimination	(2)	(2)

	$3,095	$2,864

Operating expenses
Cruise	$2,085	$1,834
Other	16	18
Intersegment elimination	(2)	(2)

	$2,099	$1,850

Selling and administrative expenses
Cruise	$389	$384
Other	7	8

	$396	$392

Depreciation and amortization
Cruise	$337	$302
Other	8	9

	$345	$311

Operating income (loss)
Cruise	$276	$333
Other	(21)	(22)

	$255	$311

(a)	Fuel cost per metric ton is calculated by dividing the cost of fuel by the number of metric tons consumed.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

	Three Months Ended February 28,
	2010	2009
	(in millions, except ALBDs and yields)

Cruise revenues
Passenger tickets	$2,358	$2,219
Onboard and other	729	634

Gross cruise revenues	3,087	2,853
Less cruise costs
Commissions, transportation and other	(498)	(514)
Onboard and other	(113)	(104)

Net cruise revenues (a)	$2,476	$2,235

ALBDs (b)	15,890,082	14,492,250

Gross revenue yields (a)	$194.24	$196.84

Net revenue yields (a)	$155.81	$154.25

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

	Three Months Ended February 28,
	2010	2009
	(in millions, except ALBDs and costs per ALBD)

Cruise operating expenses	$2,085	$1,834
Cruise selling and administrative expenses	389	384

Gross cruise costs	2,474	2,218
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(498)	(514)
Onboard and other	(113)	(104)

Net cruise costs (a)	$1,863	$1,600

ALBDs (b)	15,890,082	14,492,250

Gross cruise costs per ALBD (a)	$155.68	$153.02

Net cruise costs per ALBD (a)	$117.25	$110.43

NOTES TO NON-GAAP FINANCIAL MEASURES

(a)	We use net cruise revenues per ALBD (“net revenue yields”) and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide a better gauge to measure our revenue and cost performance instead of the standard U.S. GAAP-based financial measures. There are no specific rules for determining our non-GAAP financial measures and, accordingly, it is possible that they may not be exactly comparable to the like-kind information presented by other cruise companies, which is a potential risk associated with using these measures to compare us to other cruise companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard and other revenues. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs to avoid duplicating these variable costs in these two non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the “air/sea mix”). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

In addition, because a significant portion of our operations utilize the euro or sterling to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies, and decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies. Accordingly, we also monitor and report our two non-GAAP financial measures assuming the 2010 period currency exchange rates have remained constant with the 2009 period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

On a constant dollar basis, net cruise revenues and net cruise costs would be $2.4 billion and $1.8 billion for the three months ended February 28, 2010, respectively. On a constant dollar basis, gross cruise revenues and gross cruise costs would be $3.0 billion and $2.4 billion for the three months ended February 28, 2010, respectively. In addition, our non-U.S. dollar cruise operations’ depreciation and net interest expense were impacted by the changes in exchange rates for the three months ended February 28, 2010, compared to the prior year’s comparable period.

(b)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

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